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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ______________________________

                                    FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
          SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15
                       (d) OF THE SECURITIES ACT OF 1943

                       Commission File Number: 33-20394-D

               Date of Report (Date of earliest event reported):
                                 March 10, 2011
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                              eMax Worldwide, Inc.
                         1512 South 1100 East, Suite B
                           Salt Lake City, Utah 84105
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                                  Common Stock
             Title of each class of securities covered by this Form

                                      None
   Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X next to the item to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports.

            Rule 12g-4(a)(1)
            Rule 12g-4(a)(2)
            Rule 12h-3(b)(1)(i)
            Rule 12h-3(b)(1)(ii)
        X   Rule 15d-6

Approximate number of holders as the certification or notice date: 2,881

Pursuant to the requirements of the Securities Exchange Act of 1934, EMAX Worldwide, Inc. has caused this certification to be signed on its behalf by the undersigned duly authorized person.

Date March 10, 2011 By: /s/Roxanna Weber